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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

PACIFIC CONTINENTAL CORPORATION

(Name of Issuer)

COMMON STOCK, $1 PAR VALUE

(Title of Class of Securities)

69478V108

(CUSIP Number)

December 31, 2007**

(Date of Event Which Requires Filing of this Statement)

**	(Ownership held prior to that time. Willed by father, Kevin Murphy, a former director of the Company)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69478V108	13G	Page 2 of 8 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FIVE M INVESTMENTS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION OREGON

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 510,565
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 510,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 510,565
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.28%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 69478V108	13G	Page 3 of 8 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JUDITH P. MURPHY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 37,527
6 SHARED VOTING POWER 510,565
7 SOLE DISPOSITIVE POWER 37,527
8 SHARED DISPOSITIVE POWER 510,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 548,092
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.59%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) I

CUSIP No. 69478V108	13G	Page 4 of 8 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MEGHAN MURPHY O’ROURKE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 11,175
6 SHARED VOTING POWER 510,565
7 SOLE DISPOSITIVE POWER 11,175
8 SHARED DISPOSITIVE POWER 510,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,740
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.37%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) I

CUSIP No. 69478V108	13G	Page 5 of 8 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) KEVIN G. MURPHY, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 510,565
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 510,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 510,565
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.28%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) I

CUSIP No. 69478V108	13G	Page 6 of 8 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) KELSEY P. JOYNER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 4,582
6 SHARED VOTING POWER 510,565
7 SOLE DISPOSITIVE POWER 4,582
8 SHARED DISPOSITIVE POWER 510,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 515,147
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.32%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) I

CUSIP No. 69478V108	13G	Page 7 of 8 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) RYAN P. MURPHY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 11,718
6 SHARED VOTING POWER 510,565
7 SOLE DISPOSITIVE POWER 11,718
8 SHARED DISPOSITIVE POWER 510,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 522,283
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.38%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) I

CUSIP No. 69478V108	13G	Page 8 of 8 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CAITLIN M. MURPHY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,015
6 SHARED VOTING POWER 510,565
7 SOLE DISPOSITIVE POWER 2,015
8 SHARED DISPOSITIVE POWER 510,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 512,580
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.29%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) I

Item 1(a):	NAME OF ISSUER

PACIFIC CONTINENTAL CORPORATION

Item 1(b):	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

111 WEST 7TH AVENUE

EUGENE, OR 97401

Item 2(a):	NAME OF PERSON FILING

Five M Investments, LLC

Judith P. Murphy

Meghan O’Rourke

Kevin G. Murphy, Jr.

Kelsey P. Joyner

Ryan P. Murphy

Caitlin M. Murphy

Item 2(b):	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

1707 SW HAWTHORNE TERRACE

PORTLAND, OR 97201

Item 2(c):	CITIZENSHIP

UNITED STATES

Item 2(d):	TITLE OF CLASS OF SECURITIES

COMMON STOCK, $1 PAR VALUE

Item 2(e):	CUSIP NUMBER

Item 3:	If this statement is not filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing is a:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b).

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4:	OWNERSHIP

Common Stock:

Items 5-9 and 11 of each cover sheet are incorporated by reference.

Item 5:	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6:	OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

NOT APPLICABLE

Item 7:	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

NOT APPLICABLE

Item 8:	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

SEE EXHIBIT A

Item 9:	NOTICE OF DISSOLUTION OF GROUP

Notice dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

NOT APPLICABLE

Item 10:	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 2008
Date

FIVE M INVESTMENTS, LLC

/s/ Judith P. Murphy
Judith P. Murphy, Manager

/s/ Judith P. Murphy
Judith P. Murphy

/s/ Meghan O’Rourke
Meghan O’Rourke

/s/ Kevin G. Murphy, Jr.
Kevin G. Murphy, Jr.

/s/ Kelsey P. Joyner
Kelsey P. Joyner

/s/ Ryan P. Murphy
Ryan P. Murphy

/s/ Caitlin M. Murphy
Caitlin M. Murphy

EXHIBIT A

List of Members of the Group

Pursuant to § 240.13d-1(c)

Five M Investments, LLC

Judith P. Murphy

Meghan O’Rourke

Kevin G. Murphy, Jr.

Kelsey P. Joyner

Ryan P. Murphy

Caitlin M. Murphy